Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Kelly Mason
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com
LEVI STRAUSS & CO. REPORTS FOURTH-QUARTER AND FULL YEAR 2019 EARNINGS
Fourth-Quarter Net Revenues of $1,569 million, Gross margin of 54.3%, Diluted EPS of $0.23 and Adjusted Diluted EPS of $0.26
Full Year Net Revenues of $5.8 billion grew 3% on a Reported basis, and were up 6% in Constant Currency
Full Year Diluted EPS was $0.97; Adjusted Diluted EPS was $1.12
Announces $100 million Share Buyback plan and guides 14% increase in Annual Dividend
SAN FRANCISCO (January 30, 2020) – Levi Strauss & Co. (NYSE: LEVI) today announced financial results for the fourth quarter and fiscal year ended November 24, 2019. Due to the company’s fiscal year end, the fourth quarter and the fiscal year do not include the benefit of the Black Friday week.
Fourth-Quarter 2019 Highlights

•
Net revenues of $1,569 million declined 2 percent on a reported basis and were nearly flat in constant-currency. The lack of Black Friday benefit, combined with the impact from the acquisition of a South American distributor, adversely impacted the year-over-year net revenue growth comparison by about 3 percentage points on both a reported and constant-currency basis

•
Gross margin increased 110 basis points on reported basis reflecting lower sales to the off-price channel and the benefit of price increases; gross margin up 130 basis points excluding currency headwind

•	Net income down 2 percent and Adjusted net income down 9 percent, both reflecting lower non-operating income

•	Adjusted EBIT of $146 million decreased 3 percent on reported basis and 2 percent in constant-currency; Adjusted EBIT margin of 9.3 percent was adversely impacted by the lack of a Black Friday benefit
Full Year 2019 Highlights

•
Net revenues growth of 3 percent on reported basis; up 6 percent in constant currency; lack of Black Friday benefit, combined with the impact from the acquisition of a South American distributor, adversely impacted the year-over-year net revenue growth comparison by about 1 percentage point on both a reported and constant-currency basis

•	Gross margin flat on reported basis, up 60 basis points excluding currency headwind, reflecting direct-to-consumer and international growth and the benefit of price increases

•
Net income growth of 39 percent reflecting a charge in the prior year as a result of the Tax Cuts & Jobs Act; Adjusted net income up 9 percent reported, 14 percent in constant currency, on higher Adjusted EBIT

•
Adjusted EBIT up 4 percent on a reported basis and 8 percent in constant currency; Adjusted EBIT margin of 10.6 percent was flat compared to the prior year on a reported basis, and was 20 basis-points higher than the prior year on a constant-currency basis

•	Full year Diluted EPS was $0.97; Adjusted diluted EPS increased four cents to $1.12

“We are pleased with our results in Fiscal 2019,” said Chip Bergh, president and chief executive officer of Levi Strauss & Co. “We delivered six percent revenue growth for the year on a constant-currency basis, at the high end of our expectations. Growth was broad-based by region, channel and category. Underlying fourth quarter organic revenue growth met our expectations in spite of being masked by Black Friday falling in fiscal 2020. We outperformed our fourth-quarter expectations in U.S. wholesale, gross margin and EPS. And we announced our eighth consecutive annual dividend increase. As we look ahead to 2020 and beyond, we are confident we'll continue to drive profitable growth over the long-term by executing our strategies."
Highlights include:

	Three Months Ended		(Decrease) As Reported	Year Ended		Increase As Reported
($ millions, except per-share amounts)	November 24, 2019	November 25, 2018		November 24, 2019	November 25, 2018
Net revenues	$1,569	$1,592	(2)%	$5,763	$5,575	3%
Net income	$96	$97	(2)%	$395	$285	39%
Adjusted net income	$108	$118	(9)%	$456	$418	9%
Adjusted EBIT	$146	$151	(3)%	$611	$590	4%
Diluted earnings per share*	$0.23	$0.25	(2)¢	$0.97	$0.73	24 ¢
Adjusted diluted earnings per share*	$0.26	$0.30	(4)¢	$1.12	$1.08	4 ¢
*Note: per share increase (decrease) compared to prior year displayed in cents
Fourth-Quarter 2019 Details:

•
Net revenues declined 2 percent on a reported basis, and were nearly flat on a constant-currency basis excluding $16 million in unfavorable currency effects. The company's direct-to-consumer net revenues were flat on a constant-currency basis in the fourth quarter, as expansion and improved performance of the retail network and e-commerce growth were offset by the lack of a Black Friday benefit in the current year, which adversely impacted the year-over-year direct-to-consumer net revenues growth comparison by 7 percentage points, and the total company net revenues growth comparison by about 2 percentage points. Net revenues from the company's wholesale business declined 1 percent on both a reported and constant-currency basis, as a 4 percent decline in U.S. wholesale was partially offset by growth in Europe. The acquisition of a South American distributor adversely impacted the company's year-over-year wholesale net revenues growth comparison by about 1 percentage point, and the total company net revenues growth comparison by about half-a-point.

•
Gross profit of $851 million for the fourth quarter rose 1 percent on a reported basis from $847 million in the prior year. Gross margin of 54.3 percent of net revenues was up 110 basis-points compared with 53.2 percent in the same quarter of 2018, primarily reflecting lower sales to the off-price channel and price increases. Currency unfavorably impacted fourth-quarter gross margin by 20 basis points.

•
Selling, general and administrative expenses (SG&A) for the fourth quarter were $720 million on a reported basis, compared with $719 million in the same quarter in the prior year, and SG&A on a reported basis as a percentage of net revenues increased 80 basis points, as compared to the fourth quarter of 2018. Adjusted SG&A for the fourth quarter was $705 million, compared with $697 million in the same quarter in the prior year, and Adjusted SG&A as a percentage of net revenues increased 120 basis points, as compared to the fourth quarter of 2018. The lack of the benefit of Black Friday revenues in the current year unfavorably impacted SG&A and Adjusted SG&A as percentages of net revenues by about 70 basis points. The remainder of the increase reflected investments related to the continued expansion of the company’s direct to consumer network and implementation of the company’s omni-channel initiatives.

•
Operating income for the fourth quarter was $132 million on a reported basis, up 2 percent compared to the prior year on a reported basis, as higher net revenues in Europe and Asia were partially offset by higher SG&A expenses associated with the expansion of the company-operated retail network.

•
Adjusted EBIT declined 3 percent on a reported basis and 2 percent on a constant-currency basis as compared to the prior year. Adjusted EBIT margin was 9.3 percent, 20 basis-points lower than the prior year on a reported basis, due to the lack of a Black Friday benefit in the current year, which adversely impacted the year-over-year Adjusted EBIT margin comparison by about 70 basis points.

•	Adjusted net income decreased $10.3 million as compared to the prior year, primarily due to lower hedging gains and higher interest on deferred compensation as compared to the fourth quarter of 2018.

•
Adjusted diluted earnings per share for the fourth quarter of 2019 were $0.26, compared to $0.30 for the same prior-year period. The increase in the company's share count resulting from the IPO, in combination with missing the benefit of Black Friday in the current year, adversely impacted the year-over-year adjusted diluted earnings per share comparison by four cents.

Additional information regarding adjusted SG&A, adjusted net income, Adjusted EBIT, Adjusted EBIT margin and adjusted diluted earnings per share, as well as amounts presented above on a constant-currency basis, all of which are non-GAAP financial measures, is provided at the end of this press release.Fourth-Quarter Regional Overview
Reported regional net revenues and operating income for the quarter are set forth in the table below:

	Net Revenues			Operating Income *
	Three Months Ended		% (Decrease) Increase	Three Months Ended		% (Decrease) Increase
($ millions)	November 24, 2019	November 25, 2018		November 24, 2019	November 25, 2018
Americas	$876	$923	(5)%	$168	$181	(7)%
Europe	$442	$421	5%	$70	$48	47%
Asia	$251	$248	1%	$8	$15	(43)%
* Note: Regional operating income is equal to regional Adjusted EBIT.

•
In the Americas, net revenues declined 5 percent on both a reported and on a constant-currency basis. The region's direct-to-consumer net revenues declined 7 percent, reflecting the lack of a Black Friday benefit in the current year, which adversely impacted the year-over-year direct-to-consumer net revenues growth comparison by about 9 percentage points, and the total region’s net revenues growth comparison by about 2 percentage points. The region's wholesale net revenues declined 4 percent, primarily reflecting reduced shipments to the off-price channel in 2019, the Dockers® line reset in the second half of 2018, and the impact of an acquisition of a South American distributor in 2019; these factors adversely impacted the region's year-over-year wholesale net revenues growth comparison by about 4 percentage points, and the total region’s net revenues growth comparison by about 3 percentage points. Operating income for the region declined 7 percent on both a reported and constant-currency basis due to the lower net revenues.

•
In Europe, net revenues grew 5 percent on a reported basis and 8 percent on a constant-currency basis, reflecting continued broad-based growth in both direct-to-consumer and wholesale channels across the region. The lack of a Black Friday benefit in the current year adversely impacted the total region’s year-over-year net revenues growth comparison by about 3 percentage points. The region's operating income grew 47 percent on a reported basis and 53 percent on a constant-currency basis, reflecting the net revenues growth and a higher gross margin from direct-to-consumer growth, lower advertising due to a timing shift to earlier in the year, and leverage on base costs.

•
In Asia, net revenues grew 1 percent on a reported basis and 2 percent on a constant-currency basis, primarily reflecting growth in the direct-to-consumer channel. Revenue growth across most of the region's markets was partially offset by declines in Hong Kong, reflecting the unrest there, and in India, a seasonal shift in the timing of shipments; these headwinds collectively adversely impacted the total region’s year-over-year net revenues growth comparison by about 4 percentage points. Asia's operating income declined $7 million reflecting higher SG&A to support retail expansion and the headwinds from Hong Kong.

Full Year 2019 Details:

•
Net revenues of $5.8 billion grew 3 percent on a reported basis and 6 percent on a constant-currency basis. The lack of a Black Friday benefit in the fourth quarter of 2019 and the acquisition of a South American distributor in 2019 collectively adversely impacted the company’s year-over-year net revenues growth comparisons by about 1 percentage point. The company’s direct-to-consumer net revenues grew 10 percent on a constant-currency basis due to performance and expansion of the retail network and e-commerce growth; the company’s retail network had 81 more company-operated stores at the end of 2019 than a year prior. Wholesale net revenues grew 2 percent on a reported basis and 4 percent on a constant-currency basis, reflecting international growth partially offset by a 3 percent decline in U.S. wholesale net revenues.

•
Gross margin was flat on a reported basis. Currency unfavorably impacted fourth-quarter gross margin by 60 basis points. Excluding the unfavorable currency effects, gross margin expansion reflected direct-to-consumer and international growth and the benefit of price increases the company has taken.

•
Adjusted EBIT of $611 million increased 4 percent on a reported basis and 8 percent on a constant-currency basis as a result of higher net revenues. Adjusted EBIT margin was 10.6 percent, flat compared to prior year on a reported basis, and 20 basis points higher than the prior year on a constant-currency basis. The lack of a Black Friday benefit in the current year adversely impacted the year-over-year Adjusted EBIT margin comparison by about 20 basis points.

•	Net income of $395 million increased from $285 million in the prior year, primarily due to a charge in 2018 from the impact of the change in tax law in the United States.

•	Adjusted net income of $456 million increased 9 percent as compared to the prior year, reflecting higher Adjusted EBIT and a lower tax rate.

•
Diluted earnings per common share for 2019 were $0.97, compared to $0.73 for 2018. Adjusted diluted earnings per share for 2019 increased four cents to $1.12; excluding the five cent unfavorable impact of currency translation, adjusted diluted earnings per share increased nine cents.

Cash Flow and Balance Sheet

•
Cash and cash equivalents at November 24, 2019 of $934 million and short-term investments of $81 million were complemented by $819.5 million available under the company's revolving credit facility, resulting in a total liquidity position of approximately $1.8 billion. Net debt at the end of the fourth quarter of 2019 was about flat as compared to the end of 2018. The company’s leverage ratio declined to 1.4 at the end of the fourth quarter of 2019 as compared to 1.5 at the end of the fourth quarter of 2018.

•
Cash from operations for 2019 was $412 million compared to $420 million in 2018. An increase in cash from the company's business growth was offset primarily by underwriting commissions paid on behalf of selling stockholders in connection with the company’s IPO in March 2019.

•	Adjusted free cash flow for the year ended 2019 was $116 million, an increase of $21 million compared to the year ended 2018, even after higher capital investment and a higher dividend in 2019.

•	Inventory levels were flat at year-end compared to the corresponding prior-year period, and the composition of inventory was healthy heading into fiscal 2020.

•
The company increased its dividend payable in the fourth quarter of 2019 by seven percent, from $55 million to approximately $59 million ($0.15 per common share). The increase brought 2019 dividends to approximately $114 million, a 27 percent increase compared to 2018.

Additional information regarding net debt, leverage ratio and adjusted free cash flow, non-GAAP financial measures, is provided at the end of this press release.

Annual Guidance
The company's expectations for fiscal 2020, as compared to fiscal 2019, are as follows:

•
Net revenues growth of around seven percent in constant-currency, and around six percent in reported dollars; this estimate incorporates anticipated benefits of a Black Friday week in the first quarter, and a 53rd week, which will fall in the fourth quarter and will include a second Black Friday; additionally, the benefit of the company’s acquisition of a distributor in South America is expected to be substantially offset by a change in ownership of the company’s U.S. footwear distributor, which has been purchased by one of the company’s licensee partners, which will result in a license revenue stream replacing what formerly was wholesale sales to the footwear distributor;

•
Adjusted EBIT margin expansion in the range of 30-40 basis points on both a constant-currency and a reported basis, reflecting gross margin expansion partially offset by an increase in Adjusted SG&A as a percentage of revenues;

•	Adjusted diluted EPS in the range of $1.18 - $1.22 on a reported basis;

•
Capital expenditures of approximately $200-210 million and nearly 100 new company-operated store openings on a gross basis in 2020, in addition to 80 stores the company will take over from the company’s acquisition in South America; and

•	Dividends for the full year in the range of $130 million, an increase of approximately 14 percent as compared to 2019, which we anticipate to be paid quarterly.
The company’s board of directors has declared its first dividend for fiscal 2020 of $0.08 per share, payable on or about February 21, 2020, to all holders of Class A and Class B common stock as of February 12, 2020.
Additionally, the company announced a share buyback program designed to offset dilution that would otherwise be introduced from stock-based incentive compensation grants. Under this program, the company is authorized to purchase up to $100 million of its Class A common stock. The company anticipates using cash in the range of $80-100 million in 2020 for this purpose.
Investor Conference Call
The company’s fourth-quarter 2019 investor conference call will be available through a live audio webcast at https://engage.vevent.com/rt/levistraussco/index.jsp?seid=69 on January 30, 2020, at 2 p.m. Pacific / 5 p.m. Eastern or via the following phone numbers: 800-884-6765 in the United States and Canada or +1-973-200-3064 internationally; I.D. No. 2979134. A replay is available the same day on http://investors.levistrauss.com and will be archived for one quarter. A telephone replay is also available through February 5, 2020, via the following phone numbers: 855-859-2056 in the United States and Canada or +1-404-537-3406 internationally; I.D. No. 2979134. Please see http://www.levistrauss.com/investors/earnings-webcast for a discussion and reconciliation of non-GAAP measures referenced on the investor conference call.
About Levi Strauss & Co.
Levi Strauss & Co. (LS&Co.) is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,000 retail stores and shop-in-shops. Levi Strauss & Co.'s reported 2019 net revenues were $5.8 billion. For more information, go to http://levistrauss.com, and for company news and announcements go to http://investors.levistrauss.com.

Forward Looking Statements
This press release and related conference call contains, in addition to historical information, forward-looking statements, including statements related to: the company's ability to meet its financial guidance for 2020; revenue expectations; the impact of the expected offset by the impact from the recent acquisition of the company's U.S. footwear distributor; by one of the company’s licensee partners; adjusted EBIT margin; adjusted diluted EPS; expectations for capital expenditures; store openings; the expected increase in the frequency; and overall dividend payments for 2020; and the anticipated use of cash for the company’s share buyback program to offset dilution. The company has based these forward-looking statements on its current assumptions, expectations and projections about future events. Words such as, but not limited to, “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in the company's filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for 2019, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release and related conference call may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this press release and related conference call. The company is not under any obligation and does not intend to update or revise any of the forward-looking statements contained in this press release and related conference call to reflect circumstances existing after the date of this press release and related conference call or to reflect the occurrence of future events, even if such circumstances or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
Non-GAAP Financial Measures
The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, the company uses certain non-GAAP financial measures, such as Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), adjusted net income (both reported and on a constant-currency basis), adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, and adjusted free cash flow, to provide investors with additional useful information about its financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. The tables found below present Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), adjusted net income (both reported and on a constant-currency basis), adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, and adjusted free cash flow, and corresponding reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. Certain items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities; (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business. See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES” below for reconciliation to the most comparable GAAP financial measures.
Constant-currency
The company reports certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of its results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates used to translate the company's operating results for all countries where the functional currency is not the U.S. Dollar into U.S. Dollars. Because the company is a global company, foreign currency exchange rates used for translation may have a significant effect on its reported results. In general, the company's financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which it conducts its business. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations.
The company believes disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of its results by increasing the transparency of the underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-GAAP financial measures and are not meant to be considered as an alternative or substitute for comparable measures prepared in accordance with GAAP. Constant-currency results have no standardized meaning prescribed by GAAP, are not prepared under any comprehensive set of accounting rules or principles and should be read in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The company calculates constant-currency amounts by translating local currency amounts in the prior-year period at actual foreign exchange rates for the current period. Constant-currency results do not eliminate the transaction currency impact, which primarily include the realized and unrealized gains and losses recognized from the measurement and remeasurement of purchases and sales of products in a currency other than the functional currency. Additionally, gross margin is impacted by gains and losses related to the procurement of inventory, primarily products sourced in EUR and USD, by our global sourcing organization on behalf of our foreign subsidiaries.

Source: Levi Strauss & Co. Investor Relations
# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	November 24, 2019	November 25, 2018
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$934,237	$713,120
Short-term investments in marketable securities	80,741	—
Trade receivables, net of allowance for doubtful accounts of $6,172 and $10,037 (Note 1)	782,846	534,164
Inventories:
Raw materials	4,929	3,681
Work-in-process	3,319	2,977
Finished goods	875,944	877,115
Total inventories	884,192	883,773
Other current assets	188,170	157,002
Total current assets	2,870,186	2,288,059
Property, plant and equipment, net of accumulated depreciation of $1,054,267 and $974,206	529,558	460,613
Goodwill	235,788	236,246
Other intangible assets, net	42,782	42,835
Deferred tax assets, net	407,905	397,791
Other non-current assets	146,199	117,116
Total assets	$4,232,418	$3,542,660

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$7,621	$31,935
Accounts payable	360,324	351,329
Accrued salaries, wages and employee benefits	223,374	298,990
Accrued interest payable	5,350	6,089
Accrued income taxes	24,050	15,466
Accrued sales allowances (Note 1)	123,311	—
Other accrued liabilities	423,174	348,390
Total current liabilities	1,167,204	1,052,199
Long-term debt	1,006,745	1,020,219
Postretirement medical benefits	64,006	74,181
Pension liability	193,214	195,639
Long-term employee related benefits	84,957	107,556
Long-term income tax liabilities	10,486	9,805
Other long-term liabilities	134,249	116,462
Total liabilities	2,660,861	2,576,061
Commitments and contingencies
Temporary equity (Note 1)	—	299,140

Stockholders’ Equity:
Levi Strauss & Co. stockholders’ equity
Common stock — $.001 par value; 1,200,000,000 Class A shares authorized; 53,079,235 shares and no shares issued and outstanding as of November 24, 2019 and November 25, 2018, respectively; and 422,000,000 Class B shares authorized, 340,674,741 shares and 376,028,430 shares issued and outstanding, as of November 24, 2019 and November 25, 2018, respectively	394	376
Additional paid-in capital (Note 1)	657,659	—
Accumulated other comprehensive loss	(404,986)	(424,584)
Retained earnings	1,310,464	1,084,321
Total Levi Strauss & Co. stockholders’ equity	1,563,531	660,113
Noncontrolling interest	8,026	7,346
Total stockholders’ equity	1,571,557	667,459
Total liabilities, temporary equity and stockholders’ equity	$4,232,418	$3,542,660

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended
	November 24, 2019	November 25, 2018	November 26, 2017
	(Dollars in thousands)
Net revenues	$5,763,087	$5,575,440	$4,904,030
Cost of goods sold	2,661,714	2,577,465	2,341,301
Gross profit	3,101,373	2,997,975	2,562,729
Selling, general and administrative expenses	2,534,698	2,457,564	2,082,662
Operating income	566,675	540,411	480,067
Interest expense	(66,248)	(55,296)	(68,603)
Underwriter commission paid on behalf of selling stockholders (Note 1)	(24,860)	—	—
Loss on early extinguishment of debt	—	—	(22,793)
Other income (expense), net	2,017	14,907	(39,890)
Income before income taxes	477,584	500,022	348,781
Income tax expense	82,604	214,778	64,225
Net income	394,980	285,244	284,556
Net income attributable to noncontrolling interest	(368)	(2,102)	(3,153)
Net income attributable to Levi Strauss & Co.	$394,612	$283,142	$281,403
Earnings per common share attributable to common stockholders:
Basic	$1.01	$0.75	$0.75
Diluted	$0.97	$0.73	$0.73
Weighted-average common shares outstanding:
Basic	389,082,277	377,139,847	376,177,350
Diluted	408,365,902	388,607,361	384,338,330

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended
	November 24, 2019	November 25, 2018	November 26, 2017
	(Dollars in thousands)
Net income	$394,980	$285,244	$284,556
Other comprehensive income (loss), before related income taxes:
Pension and postretirement benefits	10,248	4,336	30,125
Derivative Instruments	19,026	21,280	(59,945)
Foreign currency translation (losses) gains	(7,250)	(234)	40,256
Unrealized gains (losses) on marketable securities	4,362	(1,488)	3,379
Total other comprehensive income (loss), before related income taxes	26,386	(19,585)	13,815
Income tax (expense) benefit related to items of other comprehensive income (loss)	(6,476)	(852)	9,223
Comprehensive income, net of income taxes	414,890	264,807	307,594
Comprehensive income attributable to noncontrolling interest	(680)	(1,868)	(3,258)
Comprehensive income attributable to Levi Strauss & Co.	$414,210	$262,939	$304,336

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Levi Strauss & Co. Stockholders
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders' Equity
	(Dollars in thousands)
Balance at November 27, 2016	$375	$1,445	$935,049	$(427,314)	$2,220	$511,775
Net income	—	—	281,403	—	3,153	284,556
Other comprehensive income, net of tax	—	—	—	22,933	105	23,038
Stock-based compensation and dividends, net	2	25,878	(70)	—	—	25,810
Reclassification to temporary equity	—	(13,575)	(34,114)	—	—	(47,689)
Repurchase of common stock	(2)	(13,748)	(11,352)	—	—	(25,102)
Cash dividends paid	—	—	(70,000)	—	—	(70,000)
Balance at November 26, 2017	375	—	1,100,916	(404,381)	5,478	702,388
Net income	—	—	283,142	—	2,102	285,244
Other comprehensive loss, net of tax	—	—	—	(20,203)	(234)	(20,437)
Stock-based compensation and dividends, net	3	18,471	(67)	—	—	18,407
Reclassification to temporary equity	—	11,232	(183,336)	—	—	(172,104)
Repurchase of common stock	(2)	(29,703)	(26,334)	—	—	(56,039)
Cash dividends paid	—	—	(90,000)	—	—	(90,000)
Balance at November 25, 2018	376	—	1,084,321	(424,584)	7,346	667,459
Net income	—	—	394,612	—	368	394,980
Other comprehensive income, net of tax	—	—	—	19,598	312	19,910
Stock-based compensation and dividends, net	4	55,278	(93)	—	—	55,189
Employee stock purchase plan	—	2,062	—	—	—	2,062
Reclassification to temporary equity	—	(506)	(23,339)	—	—	(23,845)
Repurchase of common stock	—	(41,059)	(2,923)	—	—	(43,982)
Reclassification from temporary equity in connection with initial public offering (Note 1)	—	351,185	(28,200)	—	—	322,985
Issuance of Class A common stock in connection with initial public offering (Note 1)	14	234,569	—	—	—	234,583
Cancel liability-settled awards and replace with equity-settled awards in connection with initial public offering (Note 1)	—	56,130	—	—	—	56,130
Cash dividends paid	—	—	(113,914)	—	—	(113,914)
Balance at November 24, 2019	$394	$657,659	$1,310,464	$(404,986)	$8,026	$1,571,557

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	November 24, 2019	November 25, 2018	November 26, 2017
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$394,980	$285,244	$284,556
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	123,942	120,205	117,387
Unrealized foreign exchange losses (gains)	11,721	(30,804)	24,731
Realized (gain) loss on settlement of forward foreign exchange contracts not designated for hedge accounting	(12,166)	19,974	5,773
Employee benefit plans’ amortization from accumulated other comprehensive loss and settlement losses	10,248	4,336	30,125
Loss on extinguishment of debt, net of write-off of unamortized debt issuance costs	—	—	22,793
Stock-based compensation	55,188	18,407	25,809
(Benefit from) provision for deferred income taxes	(14,963)	134,258	(486)
Other, net	7,034	7,395	8,005
Change in operating assets and liabilities:
Trade receivables	(82,344)	(60,474)	3,981
Inventories	(22,434)	(147,389)	(14,409)
Other current assets	(22,102)	(30,870)	1,828
Other non-current assets	(21,662)	(3,189)	(6,862)
Accounts payable and other accrued liabilities	18,054	161,039	35,714
Restructuring liabilities	(256)	(420)	(4,274)
Income tax liabilities	9,352	(8,590)	2,478
Accrued salaries, wages and employee benefits and long-term employee related benefits	(55,363)	(44,887)	(9,408)
Other long-term liabilities	12,959	(3,864)	(1,800)
Net cash provided by operating activities	412,188	420,371	525,941
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(175,356)	(159,413)	(118,618)
Proceeds (payments) on settlement of forward foreign exchange contracts not designated for hedge accounting	12,166	(19,974)	(5,773)
Payments to acquire short-term investments	(114,247)	—	—
Proceeds from sale, maturity and collection of short-term investments	34,094	—	—
Net cash used for investing activities	(243,343)	(179,387)	(124,391)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	—	502,835
Repayments of long-term debt	—	—	(525,000)
Proceeds from short-term credit facilities	39,175	31,929	35,333
Repayments of short-term credit facilities	(53,025)	(28,230)	(29,764)
Other short-term borrowings, net	(9,418)	(4,977)	(6,231)
Payment of debt extinguishment costs	—	—	(21,902)
Payment of debt issuance costs	—	—	(10,366)
Proceeds from issuance of Class A common stock	254,329	—	—
Payments for underwriter commission and other offering costs	(19,746)	—	—
Proceeds from purchases of stock under employee stock purchase plan	2,062	—	—
Repurchase of common stock, including shares surrendered for tax withholdings on equity exercises	(43,982)	(56,039)	(25,102)
Dividend to stockholders	(113,914)	(90,000)	(70,000)
Other financing, net	(463)	(1,316)	(1,632)
Net cash provided by (used for) financing activities	55,018	(148,633)	(151,829)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(2,808)	(13,344)	8,417
Net increase in cash and cash equivalents and restricted cash	221,055	79,007	258,138
Beginning cash and cash equivalents, and restricted cash	713,698	634,691	376,553
Ending cash and cash equivalents, and restricted cash	934,753	713,698	634,691
Less: Ending restricted cash	(516)	(578)	(1,069)
Ending cash and cash equivalents	$934,237	$713,120	$633,622

Noncash Investing Activity:
Property, plant and equipment acquired and not yet paid at end of period	$30,512	$23,099	$22,664
Property, plant and equipment additions due to build-to-suit lease transactions	10,861	2,750	19,888

Supplemental disclosure of cash flow information:
Cash paid for interest during the period	$54,000	$51,200	$52,097
Cash paid for income taxes during the period, net of refunds	96,540	96,277	54,602
The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

CASH USES IN FISCAL YEAR 2019 AND
PROJECTED CASH USES IN FISCAL YEAR 2020
Our principal cash requirements include working capital, capital expenditures, payments of principal and interest on our debt, payments of taxes, contributions to our pension plans and payments for postretirement health benefit plans, settlement of shares issued under our 2016 Equity Incentive Plan, as amended to date and, if market conditions warrant, occasional investments in, or acquisitions of, business ventures in our line of business. In addition, we regularly evaluate our ability to pay dividends or repurchase stock, all consistent with the terms of our debt agreements.
The following table presents selected cash uses in fiscal 2019 and the related projected cash uses for these items in fiscal 2020 as of November 24, 2019:

	Cash Used in	Projected Cash Uses in
	2019	2020
	(Dollars in millions)
Capital expenditures(1)	$175	$210
Interest	54	46
Federal, foreign and state taxes (net of refunds)	97	100
Pension plans(2)	17	44
Postretirement health benefit plans	11	9
Dividend(3)	114	130
Total selected cash requirements	$468	$539
______________

(1)	Capital expenditures consist primarily of costs associated with information technology investments for the Company's e-commerce business and investment in company-operated retail stores.

(2)
2019 cash used in the pension plans included an additional planned contribution made during the year. The 2020 pension contribution amounts will be recalculated at the end of the plans' fiscal years, which for our U.S. pension plan is at the beginning of the Company's third fiscal quarter. Accordingly, actual contributions may differ materially from those presented here, based on factors such as changes in discount rates and the valuation of pension assets.

(3)
Subsequent to the Company's year end, the Board declared a cash dividend of $0.08 per share on its common stock, which is expected to be in the range of $130 million for fiscal 2020 and paid out quarterly.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FOURTH QUARTER AND FISCAL YEAR 2019

The following information relates to non-GAAP financial measures, and should be read in conjunction with the investor call held on January 30, 2020, discussing the company’s financial condition and results of operations as of and for the quarter and year ended November 24, 2019. Adjusted SG&A, adjusted EBIT, adjusted net income, adjusted diluted earnings per share, net debt, adjusted free cash flow, constant-currency net revenues, constant-currency Adjusted EBIT and leverage ratio are not financial measures prepared in accordance with GAAP. As used in this press release: (1) Adjusted SG&A represents SG&A excluding costs associated with the IPO, changes in fair value on cash-settled stock-based compensation, and restructuring and related charges, severance and other, net; (2) Adjusted EBIT represents net income plus income tax expense, interest expense, other income, net, underwriter commission paid on behalf of selling stockholders, other costs associated with the initial public offering, impact of changes in fair value on cash-settled stock based compensation, and restructuring and related charges, severance and other, net and Adjusted EBITDA represents Adjusted EBIT excluding depreciation and amortization expense; (3) adjusted net income represents net income excluding impact of underwriter commission paid on behalf of selling stockholders, other costs associated with the initial public offering impact of changes in fair value on cash-settled stock-based compensation, restructuring and related charges, severance and other, net, remeasurement of deferred tax assets and liabilities, and tax impact of adjustments; (4) adjusted diluted earnings per share represents adjusted net income per weighted-average number of diluted common shares; (5) net debt represents total debt, excluding capital leases, less cash and cash equivalents and short-term investments in marketable securities; (6) Adjusted free cash flow represents cash from operating activities plus underwriter commission paid on behalf of selling stockholders, less purchases of property, plant and equipment, plus proceeds (less payments) on settlement of forward foreign exchange contracts not designated for hedge accounting, less payment of debt extinguishment costs, less repurchase of common stock including shares surrendered for tax withholdings on equity award exercises, and cash dividends to stockholders; (7) constant-currency net revenues represents net revenues without the impact of foreign currency exchange rate fluctuations; (8) constant-currency Adjusted EBIT represents Adjusted EBIT without the impact of foreign currency exchange rate fluctuations; (9) constant-currency Adjusted net income represents Adjusted net income without the impact of foreign currency exchange rate fluctuations and constant-currency adjusted diluted earnings per share represents adjusted diluted earnings per share without the impact of foreign currency exchange rate fluctuations; and (10) leverage ratio represents total debt, excluding capital leases, divided by the last twelve months of Adjusted EBITDA.

Adjusted SG&A:

	Three Months Ended		Year Ended
	November 24, 2019	November 25, 2018	November 24, 2019	November 25, 2018
	(Dollars in millions)
Most comparable GAAP measure:
Selling, general and administrative expenses	$719.8	$718.5	$2,534.7	$2,457.5

Non-GAAP measure:
Selling, general and administrative expenses	719.8	718.5	2,534.7	2,457.5
Other costs associated with the IPO	—	(0.1)	(3.5)	(0.1)
Impact of changes in fair value on cash-settled stock-based compensation(1)	(8.7)	(20.8)	(34.1)	(44.0)
Restructuring and related charges, severance and other, net(2)	(6.0)	(1.1)	(6.3)	(5.1)
Adjusted SG&A	$705.1	$696.5	$2,490.8	$2,408.3
_____________

(1)
Includes the impact of the changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.

(2)	Restructuring and related charges, severance and other, net include transaction and deal related costs, including acquisition and integration costs.

Adjusted EBIT and Adjusted EBITDA:

	Three Months Ended		Year Ended
	November 24, 2019	November 25, 2018	November 24, 2019	November 25, 2018
	(Dollars in millions)
Most comparable GAAP measure:
Net income	$95.8	$97.3	$395.0	$285.3

Non-GAAP measure:
Net income	95.8	97.3	395.0	285.3
Income tax expense	22.4	38.2	82.6	214.8
Interest expense	18.2	9.7	66.2	55.3
Other (income) expense, net(1)	(4.8)	(16.3)	(2.0)	(14.9)
Underwriter commission paid on behalf of selling stockholders	—	—	24.9	—
Other costs associated with the IPO	—	0.1	3.5	0.1
Impact of changes in fair value on cash-settled stock-based compensation(2)	8.7	20.8	34.1	44.0
Restructuring and related charges, severance and other, net(3)	6.0	1.1	6.3	5.1
Adjusted EBIT	$146.3	$150.9	$610.6	$589.7
Depreciation and amortization	33.6	28.1	123.9	120.2
Adjusted EBITDA	$179.9	$179.0	$734.5	$709.9
Adjusted EBIT margin	9.3%	9.5%	10.6%	10.6%
____________
(1) Other (income) expense, net in the periods ended November 25, 2018 have been conformed to reflect the adoption of ASU 2017-07, "Compensation-Retirement Benefits (Topic 715) Improving the Presentation of Net Periodic Cost and Net Periodic Postretirement Benefit Cost". Refer to Note 1 for more information.

(2)
Includes the impact of the changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.

(3)	Restructuring and related charges, severance and other, net include transaction and deal related costs, including acquisition and integration costs.

Adjusted Net Income and Adjusted diluted earnings per share:

	Three Months Ended		Year Ended
	November 24, 2019	November 25, 2018	November 24, 2019	November 25, 2018
	(Dollars in millions, except per share amounts)
Most comparable GAAP measure:
Net income	$95.8	$97.3	$395.0	$285.3

Non-GAAP measure:
Net income	95.8	97.3	395.0	285.3
Underwriter commission paid on behalf of selling stockholders	—	—	24.9	—
Other costs associated with the IPO	—	0.1	3.5	0.1
Impact of changes in fair value on cash-settled stock-based compensation(1)	8.7	20.8	34.1	44.0
Restructuring and related charges, severance and other, net(2)	6.0	1.2	6.3	5.1
Remeasurement of deferred tax assets and liabilities	—	4.1	—	95.6
Tax impact of adjustments	(2.7)	(5.4)	(7.6)	(11.7)
Adjusted net income	$107.8	$118.1	$456.2	$418.4

Adjusted net income margin	6.9%	7.4%	7.9%	7.5%
Adjusted diluted earnings per share	$0.26	$0.30	$1.12	$1.08
_____________

(1)
Includes the impact of the changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.

(2)	Restructuring and related charges, severance and other, net include transaction and deal related costs, including acquisition and integration costs.

Net Debt and Leverage ratio:

	November 24, 2019	November 25, 2018
	(Dollars in millions)
Most comparable GAAP measure:
Total debt, excluding capital leases	$1,014.4	$1,052.2

Non-GAAP measure:
Total debt, excluding capital leases	$1,014.4	$1,052.2
Cash and cash equivalents	(934.2)	(713.1)
Short-term investments in marketable securities	(80.7)	—
Net debt	$(0.5)	$339.1

	November 24, 2019	November 25, 2018
	(Dollars in millions)
	(Unaudited)
Total debt, excluding capital leases	$1,014.4	$1,052.2
Last twelve months adjusted EBITDA	$734.5	$709.9
Leverage ratio	1.4	1.5

Adjusted Free cash flow:

	Year Ended
	November 24, 2019	November 25, 2018
	(Dollars in millions)
Most comparable GAAP measure:
Net cash provided by operating activities	$412.2	$420.4

Non-GAAP measure:
Net cash provided by operating activities	$412.2	$420.4
Underwriter commission paid on behalf of selling stockholders	24.9	—
Purchases of property, plant and equipment	(175.4)	(159.4)
Proceeds (Payments) on settlement of forward foreign exchange contracts not designated for hedge accounting	12.2	(20.0)
Repurchase of common stock, including shares surrendered for tax withholdings on equity award exercises	(44.0)	(56.0)
Dividend to stockholders	(113.9)	(90.0)
Adjusted free cash flow	$116.0	$95.0

Net revenues in constant currency:

	Three Months Ended			Year Ended
	November 24, 2019	November 25, 2018	% (Decrease) Increase	November 24, 2019	November 25, 2018	% Increase
	(Dollars in millions)
Total revenues
As reported	$1,568.6	$1,591.8	(1.5)%	$5,763.1	$5,575.4	3.4%
Impact of foreign currency exchange rates	—	(16.1)	*	—	(126.2)	*
Constant-currency net revenues	$1,568.6	$1,575.7	(0.5)%	$5,763.1	$5,449.2	5.8%

Americas
As reported	$876.2	$922.9	(5.1)%	$3,057.0	$3,042.7	0.5%
Impact of foreign currency exchange rates	—	(1.4)	*	—	(10.4)	*
Constant-currency net revenues - Americas	$876.2	$921.5	(4.9)%	$3,057.0	$3,032.3	0.8%

Europe
As reported	$441.8	$420.9	5.0%	$1,768.1	$1,646.2	7.4%
Impact of foreign currency exchange rates	—	(13.4)	*	—	(85.9)	*
Constant-currency net revenues - Europe	$441.8	$407.5	8.4%	$1,768.1	$1,560.3	13.3%

Asia
As reported	$250.6	$248.0	1.0%	$938.0	$886.5	5.8%
Impact of foreign currency exchange rates	—	(1.3)	*	—	(29.9)	*
Constant-currency net revenues - Asia	$250.6	$246.7	1.6%	$938.0	$856.6	9.5%
_____________
* Not meaningful

Constant-currency Adjusted EBIT:

	Three Months Ended			Year Ended
	November 24, 2019	November 25, 2018	% (Decrease)	November 24, 2019	November 25, 2018	% Increase
	(Dollars in millions)
Adjusted EBIT(1)	$146.3	$150.9	(3.0)%	$610.6	$589.7	3.5%
Impact of foreign currency exchange rates	—	(2.1)	*	—	(21.6)	*
Constant-currency Adjusted EBIT	$146.3	$148.8	(1.7)%	$610.6	$568.1	7.5%

Constant-currency Adjusted EBIT margin(2)	9.3%	9.4%		10.6%	10.4%
_____________
(1)    Adjusted EBIT is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.
(2)    We define constant-currency Adjusted EBIT margin as constant-currency Adjusted EBIT as a percentage of constant-currency net revenues.
* Not meaningful

Constant-Currency Adjusted Net Income and Adjusted Diluted Earnings per Share:

	Three Months Ended			Year Ended
	November 24, 2019	November 25, 2018	% (Decrease)	November 24, 2019	November 25, 2018	% Increase
	(Dollars in millions, except per share amounts)
Adjusted net income(1)	$107.8	$118.1	(8.7)%	$456.2	$418.4	9.0%
Impact of foreign currency exchange rates	—	(1.7)	*	—	(18.1)	*
Constant-currency Adjusted net income	$107.8	$116.4	(7.4)%	$456.2	$400.3	14.0%

Constant-currency Adjusted net income margin(2)	6.9%	7.4%		7.9%	7.3%

Adjusted diluted earnings per share	$0.26	$0.30	(13.3)%	$1.12	$1.08	3.7%
Impact of foreign currency exchange rates	—	—	*	—	(0.05)	*
Constant-currency adjusted diluted earnings per share	$0.26	$0.30	(13.3)%	$1.12	$1.03	8.7%
_____________
(1)    Adjusted net income is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted net income table for more information.
(2)    We define constant-currency Adjusted net income margin as constant-currency Adjusted net income as a percentage of constant-currency net revenues.
* Not meaningful